EXHIBIT 99.1

SCP POOL CORPORATION INCREASES QUARTERLY CASH DIVIDEND BY 17%

_________________

COVINGTON, La. (May 11, 2006) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM:POOL) announced today that its Board of Directors has increased its regular quarterly cash dividend to $0.105 per share, a 17% increase over the most recent quarterly cash dividend of $0.09 per share. The dividend is payable on June 5, 2006 to stockholders of record on May 22, 2006. On April 30, 2006 there were 52,948,467 shares of common stock outstanding.

Additionally, POOL announced its intention to repurchase 600,000 shares of its outstanding stock over the next twelve months. These shares will be purchased under the previously authorized share repurchase plan.

Speaking at POOL’s annual meeting of stockholders, Wilson B. (Rusty) Sexton, Chairman of the Board, said that the stockholders elected Andrew W. Code, James J. Gaffney, Manuel J. Perez de la Mesa, Robert C. Sledd, John E. Stokely, Harlan F. Seymour, George T. Haymaker, and himself to serve as directors for the ensuing year. Stockholders also approved the Company’s Strategic Plan Incentive Plan and ratified the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2006. Mr. Sexton stated, “The Board appreciates our shareholders’ ongoing support and we look forward to fulfilling our responsibilities over the next year”.

Chairman Sexton celebrates 50 years in the pool industry this year and Manuel Perez de la Mesa commented, “The Company and the entire industry are thankful to Rusty for his 50 years of service to the industry. We at POOL are especially grateful for his many contributions since the formation of the company in 1993”.

POOL also announced that it will change its name to Pool Corporation as soon as the change can be effectuated. This change acknowledges the Company’s growth from a regional distributor to a multi-national, multi-network distribution company.

SCP Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 253 service centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 68,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2005 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com